Exhibit 99.1

Startek Makes Strategic Minority Investment in CSS Corp to Accelerate Digital Investments

Startek Acquires ~26% Indirect Beneficial Interest in CSS Corp; Has Option to Acquire Majority Stake

Investment Provides Entry into the Fast Growing Technology Support Segment, and Leverage Leading Digital Platforms in AI, Automation, Analytics, Cloud and Security

Greenwood Village, Colorado – February [25], 2021 -- StarTek, Inc. (NYSE: SRT) ("Startek" or the "Company"), a global provider of customer experience management solutions, today announced a strategic investment in CSS Corp. (“CSS”), a new-age IT services and technology support solutions company that harnesses the power of AI, automation, analytics, cloud and digital to address customer needs.

Capital Square Partners (“CSP”), a Singapore based Private Equity Fund Manager and Startek’s majority shareholder, acquired a controlling stake in CSS on February 25, 2021. Startek has participated in this transaction by contributing a total of $30 million in a limited partnership managed by CSP to acquire both an indirect beneficial interest of approximately 26% in CSS, as well as an option to acquire a controlling stake. The option to acquire a majority stake in CSS is at the sole discretion of Startek, and the Company has no obligation to do so.

Founded in 1996, CSS provides technology-centric customers with mission-critical support needs that encompass Enterprise and Consumer Technology Experience, Cloud and Infrastructure Services, Digital and Engineering Services, and Geospatial Technology Services. CSS operates a network of 18 campuses across five continents. With strong recurring revenues, growing technology customers and a platform based service model, CSS is uniquely positioned to partner with leading enterprises in their cloud and digitization journey.

Aparup Sengupta, Startek’s Chairman and Global Chief Executive Officer, stated, “This investment marks a key inflection point for Startek as it accelerates our adoption of digital-driven services and improves our potential for margin expansion. I have been closely following CSS for many years as they have built a unique organization that spearheads technology solutions for some of the biggest names in the rapidly growing technology sector. We are excited with this investment and look forward to our partnership with CSS.”

About Startek

Startek is a global provider of tech-enabled business process management solutions. The company provides omni-channel customer experience, digital transformation, and technology services to some of the finest brands globally. Startek is committed to impacting clients’ business outcomes by focusing on enhancing customer experience and digital & AI enablement across all touch points and channels. Startek has more than 40,000 CX experts spread across 46 delivery campuses in 13 countries. The company services over 250 clients across a range of industries such as Banking and Financial Services, Insurance, Technology, Telecom, Healthcare, Travel & Hospitality, Ecommerce, Consumer Goods, Retail, and Energy & Utilities. To learn more about Startek’s global solutions, please visit www.startek.com.

About CSS Corp

CSS Corp is a new-age IT services and technology support company that harnesses the power of AI, automation, analytics, cloud, and digital to address customer needs. The company partners with leading enterprises to help realize their strategic business outcomes. Its team of 7,500+ technology professionals across 18 global locations is passionate about helping customers differentiate and succeed. For more information, please visit https://www.csscorp.com.

Investor Relations

Sean Mansouri, CFA

Gateway IR

+1-949-574-3860

SRT@gatewayir.com